Exhibit 10.4

GUARANTY OF MASTER LEASE

THIS GUARANTY OF MASTER LEASE (this “Guaranty”) is executed as of July 30, 2015 (the “Effective Date”) by PRISTINE SENIOR LIVING, LLC, an Indiana limited liability company (“PSL”), CHRISTOPHER T. COOK, an individual (“CTC”), and STEPHEN C. RYAN, an individual (“SCR”; individually or collectively as PSL, CTC and SCR, as the context requires, “Guarantor”), in favor of CTR PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”).

R  E  C  I  T  A  L  S

A. A certain Master Lease of even date herewith (the “Lease”) has been entered into by and between Landlord, on the one hand, and certain entities identified in the Lease as “Tenant” (collectively, “Tenant”), on the other. All initially-capitalized terms used and not otherwise defined herein shall have the same meanings given such terms in the Lease.

B. Guarantor acknowledges and agrees that this Guaranty is given in accordance with the requirements of the Lease and that Landlord would not have been willing to enter into the Lease unless Guarantor was willing to execute and deliver this Guaranty.

AGREEMENT

NOW, THEREFORE, in consideration of Landlord entering into the Lease with Tenant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guaranty. (A) PSL, jointly and severally, and (B) CTC and SCR, severally but not jointly as more particularly provided hereinbelow, hereby absolutely and unconditionally guarantee to Landlord the following (collectively, the “Guaranteed Obligations”):

(a) payment in full by Tenant of all Rent (including, without limitation, Base Rent and Additional Rent) and other amounts due under the Lease in the manner and at the time prescribed in the Lease;

(b) the full, complete and timely performance by Tenant of all covenants, indemnities and other obligations under the Lease, including, without limitation, any indemnity or other obligations of Tenant that survive the expiration or earlier termination of the Lease;

(c) the accuracy and truthfulness in all material respects of all of the representations and warranties made by Tenant under the Lease; and

(d) all costs of collection or enforcement incurred by Landlord in exercising any remedies provided for in the Lease, whether at law or in equity, with respect to the matters set forth in clauses (a) through (c), inclusive, above.

2. Performance by Guarantor. If any Rent or other amount due under the Lease shall not be paid, or any obligation not performed as required by the Lease, then upon demand by Landlord, Guarantor shall pay, within ten (10) days of demand by Landlord, such sums and perform such obligations as required by the Lease, without regard to:

(a) any defense, set-off or counterclaim which Guarantor or Tenant may have or assert;

(b) whether Landlord shall have instituted any suit, action or proceeding or exhausted its remedies or taken any steps to enforce any rights against Tenant or any other person to collect all or any part of such sums, either pursuant to the provisions of the Lease or at law or in equity (it being understood that this is a guaranty of payment and not collection, and Guarantor’s liability for such payment shall be primary); or

(c) any other condition or contingency.

Guarantor waives any right of exoneration and any right to require Landlord to make an election of remedies. Guarantor covenants and agrees that it shall not cause any default under the Lease. Guarantor’s performance or satisfaction of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s obligation for that portion of the Guaranteed Obligations which is not performed, and Landlord shall have the right to designate the manner in which any payments made by Tenant under the Lease or by Guarantor pursuant to this Guaranty are applied to the Guaranteed Obligations. Without in any way limiting the generality of the foregoing, if Landlord receives payment for, or is awarded a judgment in any suit brought to enforce Guarantor’s covenant to perform, a portion of the Guaranteed Obligations, such payment or judgment shall in no way be deemed to release Guarantor from its covenant to perform or satisfy any portion of the Guaranteed Obligations which is not satisfied by such payment or collection of such judgment.

3. Guarantor’s Representations and Warranties. Guarantor hereby represents and warrants to Landlord that:

(a) this Guaranty constitutes a legal, valid, and binding obligation of Guarantor and is fully enforceable against Guarantor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application and of legal or equitable principles generally and covenants of good faith and fair dealing;

(b) Guarantor is the direct or indirect owner of all of the ownership interests of each Tenant; and

(c) this Guaranty is duly authorized, executed and delivered by and binding upon Guarantor.

Any material breach by Guarantor of the representations and warranties set forth herein shall be a default under this Guaranty.

4. Waiver. Guarantor hereby knowingly, voluntarily and unequivocally waives:

(a) all notice of acceptance hereof, protest, demand and dishonor, presentment and demands of any kind now or hereafter provided for by any statute or rule of law;

(b) any and all requirements that Landlord institute any action or proceeding, or exhaust any or all of Landlord’s rights, remedies or recourse, against Tenant or anyone else as a condition precedent to bringing an action against Guarantor under this Guaranty, it being expressly agreed that the liability of Guarantor hereunder shall be primary and not secondary;

(c) any defense arising by reason of any disability, insolvency, bankruptcy, lack of authority or power, death, insanity, minority, dissolution or any other defense of Tenant, its successors and assigns, Guarantor or, if applicable, any other guarantor of the Guaranteed Obligations (even though rendering same void, unenforceable or otherwise uncollectible), it being agreed that Guarantor shall remain liable hereon regardless of whether Tenant or any other such person be found not liable thereon for any reason;

(d) the benefits of any and all statutes, laws, rules or regulations applicable in the State that may require the prior or concurrent joinder of any other party to any action on this Guaranty or which may require the exhaustion of remedies prior to a suit on this Guaranty, all as amended from time to time;

(e) any claim Guarantor might otherwise have against Landlord by virtue of Landlord’s invocation of any right, remedy or recourse permitted it hereunder, under the Lease or otherwise available at law or equity;

(f) any failure, omission, delay or lack on the part of Landlord or Tenant to enforce, assert or exercise any right, power or remedy conferred on Landlord or Tenant in the Lease or this Guaranty or any action on the part of Landlord granting a waiver, indulgence or extension to Tenant or Guarantor;

(g) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Tenant, marshaling of assets or liabilities, receiverships, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Tenant or any of its assets, or the disaffirmance of the Lease in any such proceeding;

(h) any release or other reduction of the Guaranteed Obligations arising as a result of the expansion, release, substitution or replacement (whether or not in accordance with terms of the Lease) of the Premises or any portion thereof; and

(i) any release or other reduction of the Guaranteed Obligations arising as a result of the release, substitution or replacement of any letter of credit issued and outstanding pursuant to the Lease.

This Guaranty shall apply notwithstanding any extension or renewal of the Lease, or any holdover following the expiration or termination of the Term or any renewal or extension of the Term.

5. Financial Statements and Legal Proceedings. Each Guarantor represents and warrants that the financial statements heretofore given to Landlord by or on behalf of such Guarantor:

(a) have, except with respect to those Guarantors that are individuals, been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby;

(b) are true and correct in all material respects;

(c) except with respect to those Guarantors that are individuals , present fairly the results of operations of Guarantor for the respective periods covered thereby; and

(d) except with respect to those Guarantors that are individuals , reflect accurately, in all material respects, the books and records of account of Guarantor as of such dates and for such periods.

Subject to the foregoing, Guarantor hereby warrants and represents unto Landlord that any and all balance sheets and other financial statements and data, which have heretofore been given to Landlord with respect to Guarantor, fairly and accurately present the financial condition of such Guarantor through the periods and as of the date set forth therein.

6. Subsequent Acts. Without notice to, consideration to, or the consent of, Guarantor:

(a) the Lease, and Tenant’s rights and obligations thereunder, may be modified, amended, renewed, assigned or sublet;

(b) any additional parties who are or may become liable for the Guaranteed Obligations may hereafter be released from their liability hereunder and thereon; and/or

(c) Landlord may take, or delay in taking or refuse to take, any and all action with reference to the Lease (regardless of whether same might vary the risk or alter the rights, remedies or recourse of Guarantor), including specifically the settlement or compromise of any amount allegedly due thereunder.

This Guaranty is a continuing guarantee and will remain in full force and effect notwithstanding the occurrence of any of the foregoing acts and no such act shall in any way release, diminish, or affect the absolute nature of Guarantor’s obligations and liabilities hereunder. Guarantor’s obligations and liabilities under this Guaranty are primary, absolute and unconditional under any and all circumstances and until the Guaranteed Obligations are fully and finally satisfied, such obligations and liabilities shall not be discharged or released, in whole or in part, by any act or occurrence which might, but for this Section 6, be deemed a legal or equitable discharge or release of Guarantor.

7. Other Facilities. Guarantor hereby acknowledges and agrees to be bound by the terms, conditions and covenants set forth in Sections 1.1, 6.5, 16.3 and 19.4 of the Lease.

8. Subordination. If for any reason whatsoever Tenant now or hereafter becomes indebted to Guarantor or any Affiliate of Guarantor, such indebtedness and all interest thereon shall at all times be subordinate in all respects to the Guaranteed Obligations. Notwithstanding anything to the contrary contained in this Guaranty or any payments made by Guarantor, Guarantor shall not have any right of subrogation in or under the Lease or to participate in the rights and benefits accruing to Landlord thereunder, all such rights of subrogation and participation, together with all of the contractual, statutory, or common law rights which Guarantor may have to be reimbursed for any payments Guarantor may make to, or performance by Guarantor of any of the Guaranteed Obligations for the benefit of, Landlord pursuant to this Guaranty, being hereby expressly waived and released.

9. Remedies Cumulative. All rights, remedies and recourse afforded to Landlord by reason of this Guaranty, or otherwise, are separate and cumulative and may be pursued separately, successively or concurrently, as occasion therefor shall arise and are non-exclusive and shall in no way limit or prejudice any other legal or equitable right, remedy or recourse which Landlord may have.

10. Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Guaranty shall be in writing and sent by personal delivery, U. S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Guarantor:

Pristine Senior Living, LLC

3301 West Purdue Avenue

Muncie, Indiana 47304

Attn: Christopher T. Cook, CEO

                and

Christopher T. Cook

3301 West Purdue Avenue

Muncie, Indiana 47304

                and

Steven C. Ryan

4388 High View Drive

Nazareth, Pennsylvania 18064

If to Landlord:

c/o CareTrust REIT, Inc.

905 Calle Amanecer, Suite 300

San Clemente, California 92673

Attn: Gregory K. Stapley, CEO

With a copy to:

Sherry Meyerhoff Hanson & Crance LLP

610 Newport Center Drive, Suite 1200

Newport Beach, California 92660

Attn: James B. Callister, Esq.

With a copy to: Williams Mullen 222 Central Park Avenue, Suite 1700 Virginia Beach, Virginia 23462 Attn: Lawrence R. Siegel, Esq.

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party.

11. Minimum Net Worth.

(a) Until the payment and performance in full of the Guaranteed Obligations, PSL shall maintain a minimum Net Worth (as defined below) of (the “PSL Minimum Net Worth”): (i) at all times during the period from the Commencement Date until March 30, 2017, at least seventy-five percent (75%) of the aggregate net after tax profits of PSL (and the Tenants) earned from the Commencement Date through the date of measurement, and (ii) as measured at the end of each calendar quarter commencing with the calendar quarter ending on March 31, 2017, at least seventy-five percent (75%) of PSL’s Net Worth as of December 31, 2016.

(b) Until this Guaranty terminates as to CTC as provided in Section 12 below, CTC shall maintain a minimum Net Worth (as defined below) of at least seventy-five percent (75%) of CTC’s Net Worth as of the date of this Guaranty (the “CTC Minimum Net Worth”).

(c) Until this Guaranty terminates as to SCR as provided in Section 12 below, SCR shall maintain a minimum Net Worth (as defined below) of at seventy-five percent (75%) of SCR’s Net Worth as of the date of this Guaranty (the “SCR Minimum Net Worth”).

(d) Except to the extent otherwise set forth in section 11(c), above, the Net Worth of each Guarantor shall be measured as of the last day of each calendar quarter and evidence of the compliance by Guarantor of this Section 11, which evidence shall be certified as true and correct by an appropriate officer of representative of PSL and by CTC and SCR individually, shall be submitted to Landlord concurrently with the delivery of the quarterly financial statements required to be delivered pursuant to the Lease. Guarantor hereby represents and warrants to Landlord that as of the date hereof, each Guarantor’s Net Worth equals or exceeds the required Minimum Net Worth set forth above. “Net Worth” means, as of any date of determination, for each Guarantor and, if applicable, its Consolidated Subsidiaries determined on a consolidated basis, an amount equal to (a) such Guarantor’s assets as of such date, minus (b)(i) the total consolidated liabilities of such Guarantor as of such date and (ii) the total intangible assets of such Guarantor as of such date, plus (c) the cumulative non-cash liability associated with straight-line rents, each as determined in accordance with GAAP. “Consolidated Subsidiary” shall mean at any date, any subsidiary or other entity the accounts of which would be consolidated with those of Guarantor in its consolidated financial statements if such statements were prepared as of such date.

12. Limited Liability; Termination.

(a) Notwithstanding anything to the contrary contained herein, CTC’s aggregate individual monetary liability hereunder shall be limited to eighty percent (80%) of the total monetary liability of Guarantor hereunder at any given time and from time to time, and SCR’s aggregate individual monetary liability hereunder shall be limited to twenty percent (20%) of the total monetary liability of Guarantor hereunder at any given time and from time to time.

(b) This Guaranty (except for Section 7) shall terminate as to CTC and SCR only upon the earlier to occur of:

(i) The date upon which the Facilities shall have collectively achieved a Portfolio Coverage Ratio equal to or greater than 1.50 to 1.00 for a period of twelve (12) consecutive calendar quarters; or

(ii) The date upon which (A) the Facilities shall have collectively achieved a Portfolio Coverage Ratio equal to or greater than 1.50 to 1.00 for a period of eight (8) consecutive calendar quarters and (B) the number of Facilities covered by the Master Lease has been increased, subsequent to the Effective Date, by at least ten (10) Facilities.

(c) Nothing set forth in this Section 12 shall in any way limit the liability of PSL under this Guaranty. PSL shall be jointly and severally liable for the Guaranteed Obligations.

13. Miscellaneous.

(a) Attorneys’ Fees. If Guarantor or Landlord brings an action or other proceeding against the other to enforce any of the terms, covenants or conditions hereof, or by reason of any breach or default hereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein.

(b) Severability. If any term or provision of this Guaranty or any application thereof shall be held invalid or unenforceable, the remainder of this Guaranty and any other application of such term or provision shall not be affected thereby.

(c) Successors and Assigns. This Guaranty may be enforced as to any one or more breaches either separately or cumulatively, shall inure to the benefit of Landlord (and its successors and assigns) and shall be binding upon Guarantor (and its successors and assigns). All references herein to “Landlord” shall mean the above-named Landlord and any subsequent owner of Landlord’s interest in the Lease. No transfer by Guarantor of its obligations hereunder shall operate to release Guarantor from such obligations.

(d) Governing Law; Jury Waiver. This Guaranty shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland, without regard to the conflict of laws rules thereof. EACH OF GUARANTOR AND LANDLORD, BY ITS ACCEPTANCE HEREOF, WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY.

(e) Entire Agreement. This Guaranty constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties.

(f) Headings. All titles and headings to sections, articles or other subdivisions of this Guaranty are for convenience of reference only and shall not in any way affect the meaning or construction of any provision.

(g) Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Executed copies hereof may be delivered by telecopier, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

(h) Joint and Several. The liability of PSL under this Guaranty shall be joint and several with CTC and SCR, but the liability of CTC and SCR shall be several only in accordance with the limitations set forth in Section 12(a).

(i) Interpretation. Guarantor has been represented by counsel and this Guaranty and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Guaranty shall be interpreted according to their fair meaning and shall not be strictly construed against any party. Whenever the words “including”, “include” or “includes” are used in this Guaranty, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words “herein,” “hereof” and “hereunder” and other words of similar import are used in this Guaranty, they shall be interpreted to refer to this Guaranty as a whole and not to any particular article, section or other subdivision. Whenever the words “day” or “days” are used in this Guaranty, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. All references in this Guaranty to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Guaranty.

(j) Time of Essence. Time is of the essence of this Guaranty and each provision hereof in which time of performance is established and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a day that is not a Business Day, then such period or date shall be extended until the immediately following Business Day.

(k) Confirmation. At any time, and at the request of Landlord, Guarantor shall execute and deliver to Landlord a certificate ratifying and confirming all of Guarantor’s obligations and liabilities under this Guaranty.

(l) Benefit to Guarantor. Guarantor acknowledges that it will benefit from the execution and continued existence of the Lease, and Guarantor further acknowledges that Landlord will be relying upon Guarantor’s guarantee, representations, warranties and covenants contained herein and that Landlord would not have been willing to enter into the Lease unless Guarantor was willing to execute and deliver this Guaranty.

(m) Effectiveness. Guarantor acknowledges the provisions of Section 1.1 of the Lease and agrees that this Guaranty shall be effective as of the date hereof.

[Signature page follows]

EXECUTED as of the date first set forth above.

GUARANTOR:

/s/ Christopher T. Cook
Christopher T. Cook

/s/ Stephen C. Ryan
Stephen C. Ryan

PRISTINE SENIOR LIVING, LLC, an Indiana limited liability company

By:	/s/ Christopher T. Cook
Christopher T. Cook, Manager

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